Exhibit 23.10


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this joint proxy statement/prospectus of our report dated March 10, 2000, on our audits of the balance sheets of Motiva Enterprises LLC as of December 31, 1998 and 1999, and the related statements of income, owners' equity and cash flows for the year ended December 31, 1999 and for the period from inception (July 1, 1998) to December 31, 1998, included in the Annual Report on Form 10-K of Texaco Inc. for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in this joint proxy statement/prospectus.




/s/  Deloitte & Touche LLP      /s/  PricewaterhouseCoopers LLP         /s/  Arthur Andersen LLP
Deloitte & Touche LLP           PricewaterhouseCoopers LLP              Arthur Andersen LLP

Houston, Texas
January 22, 2001